UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2006

PREVIO, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-20095	95-3825313
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

PMB # 342, 5620 PASEO DEL NORTE, SUITE 127
	CARLSBAD, CALIFORNIA	92008
	(Address of Principal Executive Offices)	(Zip Code)

(760) 445-2617
(Registrants telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 1, 2006, the Delaware Court of Chancery approved a petition by Previo (the “Company”) to make a final shareholder distribution (the “Distribution”) of approximately $520,000, or $0.075 per outstanding share of common stock. The Distribution will be made to the stockholders of record as of September 25, 2002, the effective date of the Company’s dissolution. The Company expects to make the Distribution prior to August 31, 2006.

The Company’s net assets at May 31, 2006 were approximately $587,000. The Company expects remaining wind-down expenses to be approximately $67,000. Notwithstanding the foregoing, unexpected expenses may affect the timing and the actual amount of the Distribution. After the termination of the five-year period from the date of dissolution, the Company will disburse its remaining assets to any creditors of the Company, that have by then asserted valid claims, and the remaining funds, if any, will be paid to Clifford L. Flowers as compensation for his years of uncompensated time working on matters pertaining to the dissolution of the Company.

The Company’s former stockholders approved the Plan of Liquidation and Dissolution and the dissolution of the Company, at a special meeting held on September 17, 2002. The Company filed a Certificate of Dissolution with the office of the Secretary of State of the State of Delaware on September 25, 2002. Since that time, the Company no longer conducts business in any capacity, but operates solely for the purpose of providing for the satisfaction of its obligations, adjusting and winding-up its business and distributing its remaining assets. More details about the Plan of Dissolution and Liquidation may be found in the proxy statement filed with the Securities and Exchange Commission on August 20, 2002 and in the Company’s annual report on form 10-K, filed on December 30, 2002 for the fiscal year ended September 30, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREVIO, INC.

Date: August 1, 2006	By:	/s/ Clifford Flowers
Clifford Flowers President, Chief Financial Officer and Secretary